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                        [IMPERIAL SUGAR LETTERHEAD HERE]

NEWS                                                    FOR IMMEDIATE RELEASE


                                        Contact:
                                                Robert A. Peiser
                                                President &
                                                Chief Executive Officer
                                                (281) 490-9730

                                        Investor Relations:
                                                Morgen-Walke Associates
                                                Gordon McCoun
                                                Media Contact:  Steve DiMattia
                                                (212) 850-5600

                        IMPERIAL SUGAR COMPANY ANNOUNCES
             APPOINTMENT OF DARRELL SWANK AS CHIEF FINANCIAL OFFICER

     SUGAR LAND, TX, August 29, 2002 - Imperial Sugar Company (OTCBB:IPSU) today announced that Darrell D. Swank will join the Company as executive vice president - finance and chief financial officer, effective September 3, 2002. In this position, Mr. Swank will be responsible for the Company's finance areas including financial analysis, accounting and internal controls, information systems, lender and investor relations and other Treasury functions. He will report to President and CEO Robert A. Peiser and replaces J. Chris Brewster, who will remain with the Company through September 30 to ensure an orderly transition.

     Mr. Swank, age 39, brings significant financial experience in agriculture-related businesses with substantial relationships with key lending institutions. Most recently, he served as executive vice president, chief financial officer and corporate secretary of St. Louis-based Purina Mills, Inc., a leading branded consumer and agricultural feed manufacturer in the United States. Prior to that, Mr. Swank was chief financial

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IMPERIAL SUGAR COMPANY                                                  PAGE 2

officer of Koch Agriculture Company, a unit of Koch Industries with a diverse mix of agriculture-related businesses. His prior experience also includes serving as a management consultant for Deloitte & Touche Consulting. Mr. Swank holds a B.A. in Economics from Bethany College and an M.B.A from the University of Texas at Austin.

     Robert A. Peiser, Imperial Sugar's president and CEO said, "I am very pleased that Darrell has become a member of the Imperial team. As the third recent addition to our senior management, this appointment reflects our ongoing focus on developing a culture that will facilitate new strategies that are conducive to success in our industry. Darrell's experience in commodity-based agricultural companies, expertise in financial transactions, ability to focus on broad strategic issues and tactical concerns, and management style which emphasizes achievement and accountability will be very valuable to us and our efforts to improve Imperial Sugar's financial performance and capital structure."

     Mr. Peiser added, "I also want to express my appreciation to Chris Brewster for his service with the Company. His leadership of the financial function was most helpful as the Company transitioned from its exit from Chapter 11 and through the formation of its new senior management team."




     Imperial Sugar Company is the largest processor and marketer of refined sugar in the United States and a major distributor to the foodservice market. The Company markets its products nationally under the Imperial(TM), Dixie Crystals(TM), Spreckels(TM), Pioneer(TM), Holly(TM), Diamond Crystal(TM) and Wholesome Sweeteners(TM) brands. Additional information about Imperial Sugar may be found on its web site at www.imperialsugar.com.

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